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                                                                     EXHIBIT 4.2

                                 COMDISCO, INC.
                               BOARD OF DIRECTORS

                           POLICY STATEMENT REGARDING
                        COMDISCO VENTURES STOCK MATTERS

1. GENERAL POLICY. It is the policy of the Board of Directors (the "BOARD") of Comdisco, Inc. ("Comdisco") that:

          (a) all material matters as to which the holders of Comdisco Stock and the holders of Comdisco Ventures Stock may have potentially divergent interests shall be resolved in a manner that the Board determines to be in the best interests of Comdisco and all of its common stockholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of Comdisco; and

          (b) a process of fair dealing will govern the relationship between Comdisco Group and Comdisco Ventures and the means by which the terms of any material transaction between them will be determined.

2.  RELATIONSHIP BETWEEN THE GROUPS.  Comdisco will seek to manage both
Comdisco Group and Comdisco Ventures in a manner designed to maximize the operations, unique assets and value of both groups. In addition, there will be various financial arrangements between the two groups, including with respect to debt, other financings and taxes.

          (a) General. Except as otherwise provided in this policy statement, all material commercial transactions between Comdisco Group and Comdisco Ventures will be on commercially reasonable terms taken as a whole and will be subject to the review and approval of the Board and/or the Comdisco Ventures Stock Committee as its designee.

          (b) Allocation of Corporate Overhead and Support Services. Comdisco Ventures will have access to the support services of Comdisco Group, including, but not limited to Human Resources, Legal, Payroll, Accounting, Tax, IT Services and Network Services.

          With respect to corporate services that arise as a result of being part of a combined entity (e.g., securities filing and financial reporting services), costs relating to such services will be directly attributed to the group utilizing such services, and to the extent such costs are not directly attributable, allocated between the groups on a fair and reasonable basis as approved by the Board. With respect to other support services not detailed above, while the groups will seek to obtain for the combined groups the lowest aggregate cost for all such services, each group will be entitled to procure such services from third parties.

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          (c) Sourcing and Provision of Other Services. Other than corporate overhead and support services, Comdisco Ventures shall use exclusively the services offered by Comdisco Group for use in Comdisco Ventures transactions. Such services will be provided by Comdisco Group at the best price offered to third parties in similar situations when taking into account all relevant factors. The establishment of such price should also give consideration to other factors, as appropriate, such as avoided costs and synergies to be shared between the groups. In addition, each group will cooperate in good faith to develop offers that reflect such other factors.

          (d) When the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, Comdisco Group and Comdisco Ventures will each control the pricing of its respective services and receive the associated revenues.

          In a combined transaction offering where the services of the two groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the groups will work collaboratively to determine the nature of their arrangements and may also source the services of the other group as described above; provided, however, that Comdisco Ventures may not offer a combination of services comprised primarily of the services of the Comdisco Group without Comdisco's agreement.

          (e) No Inter-Group Interest in Comdisco Stock. Comdisco Ventures shall not acquire an interest in Comdisco Stock.

          (f) No Employee Interest in Customers. All employees of Comdisco are governed by Comdisco's conflicts and insider trading policies. Additionally, no employee of Comdisco Ventures shall acquire any interest in any customer of Comdisco Ventures.

3. CORPORATE OPPORTUNITIES. The Board will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between Comdisco Group and Comdisco Ventures, in whole or in part, as it considers to be in the best interests of Comdisco and its stockholders as a whole and as contemplated by the provisions of these policies. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, it will be allocated by the Board in its business judgment or in accordance with procedures adopted by the Board from time to time to ensure that decisions will be made in the best interests of Comdisco and its stockholders as a whole. Any such allocation may involve the consideration of a number of factors that the Board determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired assets or business or assumed liability. Subject to
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and without limiting the foregoing, the Board currently intends to allocate future venture-backed financing opportunities to Comdisco Ventures.

4. DIVIDEND POLICY. Subject to the limitations set forth in Comdisco's Charter, including any preferential rights of any series of preferred stock of Comdisco, and to the limitations of applicable law, holders of shares of Comdisco Stock or Comdisco Ventures Stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board. The payment of dividends on Comdisco Stock will be a business decision to be made by the Board from time to time based upon the results of operations, financial condition and capital requirements of Comdisco and such other factors as the Board considers relevant. Payment of dividends on Comdisco Stock may be restricted by loan agreements, indentures and other transactions entered into by Comdisco from time to time.

     With respect to Comdisco Ventures Stock, because Comdisco Ventures is expected to require significant capital commitments to finance its operations and fund its future growth, Comdisco does not expect to pay any dividends on shares of Comdisco Ventures Stock for the foreseeable future. If and when the Board does determine to pay any dividends on shares of Comdisco Ventures Stock, any such determination will also be subject to factors similar to those described above with respect to the payment of dividends on Comdisco Stock.

5. FINANCIAL REPORTING. Comdisco will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated financial statements of Comdisco and combined financial statements of Comdisco Ventures (for so long as Comdisco Ventures Stock is outstanding). The financial statements of Comdisco Ventures will reflect the financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

6. COMDISCO VENTURES STOCK COMMITTEE. The Board will establish a standing committee of the Board to be known as the Comdisco Ventures Stock Committee. The Comdisco Ventures Stock Committee will have and exercise such powers, authority and responsibilities as the Board may delegate to such Committee, which will initially include authority to (a) interpret, make determinations under, and oversee the implementation of these policies, other than as they relate to dividends, with respect to which all determinations will be made solely by the Board, (b) adopt additional general policies governing the relationship between Comdisco Ventures and Comdisco Group, and (c) engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties. In making determinations in connection with these policies, the members of the Board and the Comdisco Ventures Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The delegation of responsibilities to the Comdisco Ventures Stock Committee will be subject to such changes as may be determined by the Board.

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7.  AMENDMENT AND MODIFICATION OF THESE POLICIES. These policies and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified, suspended or rescinded by the Board, and the Board may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board may determine, consistent with its fiduciary duties to Comdisco and all of its stockholders.

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